Effective Date: 08/28/2017

SAM'S CLUB GROCERY MERCHANDISE AGREEMENT

General Supplier Information

Agreement Number:	SAP Supplier Number:	Supplier ID:
607499-64-1	1400560216	

Specialty Group: None

Company Legal Name: STONEGATE FOODS INC

Doing Business As: Ittella Foods Inc

Legal Entity: Corporation

Taxpayer Identification Number (TIN): XX-XXX5710

Company Contacts

Supplier Agreement Accepted By: Martha Chaidez	Phone: 3107325875
CEO/President:	Phone:
CFO:	Phone:

Corporate Address

Address Line 1: 6305 ALONDRA BLVD
Address Line 2:
City: PARAMOUNT
State: CA
Zip: 90723-3750

Remit Address

Address Line 1: 6305 ALONDRA BLVD
Address Line 2:
City: PARAMOUNT
State: CA
Zip: 90723-3750

The Supplier Agreement detailed below has been accepted on behalf of the supplier by:
Martha Chaidez - (RLID : tm1ao3a)

GENERAL MERCHANDISE SUPPLIER AGREEMENT

(Standard Terms and Conditions for Suppliers)

This Supplier Agreement, ("Agreement") is between supplier indicated on the GENERAL SUPPLIER INFORMATION form that is part of the supplier registration process ("Supplier" or "you") and Wal-Mart Stores, Inc., and its direct and indirect US and Puerto Rico operating subsidiaries (hereinafter referred to collectively as "Company""). This Agreement consists of (1) these Standard Terms and Conditions for Suppliers ("Terms and Conditions"), (2) the Appendix and any Schedule(s) attached hereto and (2) Company's minimum requirements and Standards for Suppliers posted at ***http://corporate.walmart.com/sourcing-standards-resources*** as may be amended from time to time by Company (collectively, the "Standards").

BY CLICKING THE "**I ACCEPT**" BOX AND CLICKING THE "SUBMIT" BUTTON BELOW, BY OFFERING TO SELL, SELLING, OR DELIVERING ANY MERCHANDISE TO COMPANY OR ITS CUSTOMERS, INCLUDING THROUGH ANY COMPANY WEBSITE OR APPLICATION, OR PROVIDING DIRECT SHIP SERVICES ON BEHALF OF COMPANY, YOU AGREE THAT YOU HAVE READ AND UNDERSTAND AND AGREE TO BE BOUND BY ALL TERMS AND CONDITIONS OF THIS AGREEMENT (INCLUDING THE STANDARDS) WITHOUT CHANGE, AS THE STANDARDS MAY BE UPDATED FROM TIME TO TIME IN ACCORDANCE WITH THIS AGREEMENT. YOU FURTHER REPRESENT AND WARRANT THAT (1) ALL THE INFORMATION YOU PROVIDE AS PART OF THE REGISTRATION PROCESS WILL BE ACCURATE AND COMPLETE AND (2) IF YOU ARE EXECUTING THIS AGREEMENT ON BEHALF OF AN ENTITY, YOU HAVE THE REQUISITE RIGHT, POWER, AND AUTHORITY TO ENTER INTO THIS AGREEMENT ON BEHALF OF THE ENTITY YOU REGISTER AS SUPPLIER.

By clicking the "I ACCEPT" button below, you understand that execution of this Agreement by both Supplier and Company does not impose on Company any obligation (and Company has no obligation) to purchase or take delivery of Merchandise (or to enable the sale or delivery of Merchandise to any customer) or to use any services of Supplier.

STANDARD TERMS AND CONDITIONS

1. **DEFINITIONS**. As used in this Agreement or any Order (defined below), the following capitalized words shall have the meanings set forth below:
(a) "*Account*" means any right to receive payments arising under this Agreement.
(b) "*Authorized Buyer*" means any General Merchandise Manager, Divisional Merchandise Manager, Buyer, Sr. Buyer and Replenishment Manager (or successor or equivalent titles) of Company assigned to the category/ department corresponding to the purchased Merchandise.
(c) "*Change of Control*" has the meaning set forth in Section 20 of this Agreement.
(d) "*Effective Date*" means the date this Agreement becomes effective as to both Company and Supplier.
(e) "*Electronic Data Interchange*" ("EDI") means the electronic transmission of information regarding specific business processes (invoicing, ordering, reporting, etc.) between two or more businesses according to standards mandated by Company.
(f) "*Law*" means any applicable international, foreign, or domestic law, regulation, order or other requirement imposed or compelled by a governing or regulatory authority having legal force (whether federal, state or local), including any treaty, statute, common law, judicial decision, rule, regulation, code or ordinance.
(g) "*Merchandise*" means all products, goods, materials, equipment, displays, articles, and tangible items supplied by Supplier to Company within the Territory, and all packaging, instructions, warnings, warranties, advertising and other services included therewith.
(h) "*Must Arrive By Date*" or "*MABD*" means the delivery date or period identified in an Order.
(i) "*Order*" means any written or electronic purchase order for Merchandise issued by Company through an Authorized Buyer.
(j) "*Recall*" means any removal of Merchandise from the stream of commerce or the issuance of a corrective action plan or other remedial action initiated by Supplier, a government entity, or Company.
(k) "*Shared Services*" means Company's business division known as Global Shared Services, North America, or its functional successor, which is the accounting department of Company responsible for control and processing of new supplier agreements and updates to existing agreements.
(l) "*Standards*" means the Wal-Mart Stores, Inc. Standards for Suppliers posted at http://corporate.walmart.com/sourcing-standards-resources and minimum requirements posted at http://corporate.walmart.com/suppliers/minimum-requirements, as may be amended from time to time by Company.
(m) "*Territory*" means the United States of America, its territories and possessions and APO/FPO military addresses.

2. **ORDERS; CANCELLATION**. Supplier may ship only after receipt of an Order. Supplier may accept an Order only as follows: (i) a written confirmation notice to Company, if such notice is requested by Company, or (ii) shipping conforming Merchandise in accordance with this Agreement and the Order. Shipments made contrary to Company's routing instructions will be deemed F.O.B. destination (store, club or warehouse). Supplier's invoice, confirmation memorandum or other writing may not vary the terms of any Order. Supplier's failure to comply with one or more terms of an Order shall constitute breach of this Agreement and shall be grounds for the exercise by Company of any of the remedies provided for in this Agreement or by applicable Law. Projections, past purchasing history and representations about quantities to be purchased are not binding on Company, and Company shall not be liable for any act or expenditure (including but not limited to expenditures for equipment, labor, materials, packaging or capital expenditures) by Supplier in reliance on them. Company may cancel all or any part of an Order at any time prior to shipment.

3. **SUPPLIER FINANCIAL INFORMATION; CHANGE OF CONTROL**. Within thirty (30) days prior to the Effective Date, upon each anniversary thereof, and at such other times as Company may request, Supplier hereby authorizes Company to obtain, at Supplier's expense, a current Dun & Bradstreet report (or such other risk evaluation report as may be designated by Company) for Supplier. Supplier shall immediately notify Company upon any occurrence of a Change of Control of Supplier after the Effective Date. Where Company seeks assurances concerning Supplier's financial health, Supplier shall provide reasonable assistance and provide additional financial reporting as requested by Company.

4. **PAYMENT TERMS; CASH DISCOUNT; AUDITS**. Supplier shall transmit invoices on the same day Merchandise is shipped, but Company's payment terms under an Order will be calculated from the latest of: (i) the date that Company accepts delivery of the Merchandise at the facility designated by Company and records receipt of the Merchandise on its Warehouse Management System (i.e., in exceptional situations, delivery or drop off on Company property may not be the same day that the Merchandise is recorded on its Warehouse Management System); (ii) the date that Company receives the invoice, or if disputed, the date the invoice is reconciled; (iii) the MABD; or (iv) if terms are "pay from scan," the date of sale of the Merchandise by Company. Any cash discount selected by Supplier on the Appendix will be calculated on the gross amount of Supplier's invoice. Company will make payment via electronic funds transfer ("EFT"), unless otherwise agreed to by Company in writing. Supplier shall provide any information and documents required by Company to establish EFT payment. Irrespective of any prior payments, Company or its auditors may inspect and audit Supplier's financial and other account records relating to the sale and return of Merchandise. These audits may be conducted on a continual basis using Company's internal data related to the sale and return of Merchandise. Supplier shall provide reasonable assistance in such audits by providing supplemental records as reasonably requested by Company or its auditors to validate audit results.

5. **SET-OFF; RESERVATION OF ACCOUNT; CREDIT BALANCE**. Company may recoup, set off, or credit against amounts payable to Supplier all present and future indebtedness of Supplier to Company arising from this or any other transaction with Supplier or any of its affiliates whether or not related hereto. If Company determines that Supplier's performance under an Order and/or this Agreement is likely to be impaired, Company may establish a reserve or place a hold on Supplier's Account to satisfy Supplier's actual or anticipated obligations to Company arising from any such Order or this Agreement, by withholding payment of Supplier's invoices. Company will disburse to Supplier any remaining amounts due on Supplier's Account so held in reserve or release the hold if and when Company determines that the reserve is no longer necessary to secure Supplier's obligations. Supplier will pay to Company in cash any credit balance upon written request. **IMPORTANT NOTICE: ALL PAYMENTS OF MONIES OWED PURSUANT TO THIS SUPPLIER AGREEMENT AND PURCHASE ORDERS MUST BE MAILED TO THE FOLLOWING ADDRESS: WAL-MART STORES, INC./SAM'S CLUB, C/O CORPORATE ACCOUNTING, P.O. BOX 500787, ST. LOUIS, MISSOURI 63150-0787.**

6. **ASSIGNMENT OF ACCOUNTS**. Supplier shall provide Company written notice of an assignment, factoring, or other transfer of its Account at least thirty (30) days prior to such assignment, factoring, or other transfer taking legal effect. Such written notice shall include the name and address of the assignee/transferee, the date the assignment is to begin, and terms of the assignment, and shall be considered delivered upon receipt of such written notice by Shared Services. Supplier may have only one assignment, factoring or transfer of its Account effective at any time. The assignment of any Account hereunder shall not affect Company's rights set forth in Section 5 of this Agreement. Supplier shall defend, indemnify and hold Company harmless from any and all lawsuits, claims, demands, actions, damages (including reasonable attorney fees, court costs, obligations, liabilities or liens) arising from or related to the assignment, transfer or factoring of its Account. Supplier releases and waives any right, claim or action against Company for amounts due and owing under this Agreement where Supplier has not complied with the notice requirements of this provision. Notices required pursuant to this Section shall be mailed to: Wal-Mart Stores, Inc. Attn: Global Shared Services, North America, Master Data Management, 1301 S.E. 10th St. Bentonville, AR 72716-0680. Notwithstanding the foregoing or any other circumstance, Company reserves the right to remit payment to Supplier.

7. **TAXES.** Unless otherwise agreed, Company is purchasing Merchandise under this Agreement for resale and will supply necessary resale certificates to Supplier upon request. The Order price includes all taxes and fees which may be imposed upon Supplier by a taxing jurisdiction on the sale of Merchandise under this Agreement. The Order price does not include: (i) sales, excise or use tax for which Company is liable upon the sale or use of the Merchandise or (ii) taxes or fees that Supplier is required by Law to separately state on invoices to Company, If Supplier receives a refund of any taxes included in the Order price or otherwise collected from Company by Supplier, Supplier shall promptly pay or credit Company the amount of the refund, including any interest.

8. **PRICE PROTECTION; PRICE GUARANTEE AND NOTICE OF PRICE INCREASES.** Supplier guarantees its prices against manufacturer's or Supplier's own price decline. If Supplier reduces its price on any Merchandise sold to Company, which Merchandise has not yet been delivered to Company by Supplier or, if consistent with Supplier's practice, which Merchandise is currently in Company's inventory (including Merchandise on hand, in warehouses and in transit), Supplier shall at Company's discretion either issue a check or give Company a credit equal to the price difference for such Merchandise, multiplied by the units of such Merchandise to be delivered by Supplier and/ or currently in Company's inventory. If a court, regulatory agency or other government entity with jurisdiction finds that the prices on an Order are in excess of that allowed by any Law, the prices shall be automatically revised to equal

a price which is not in violation of said Law. If Company overpays for Merchandise at a price in violation of this Section, Supplier shall promptly refund the difference between the price paid for the Merchandise and the price which is not in violation of this Section. If at a reasonably close point in time with Supplier's sale of Merchandise to the Company, Supplier sells or offers to any competitor of Company any merchandise of like grade and quality at lower prices and/or on terms more favorable than those stated on the Order, then, except as prohibited by Law, the prices and/or terms of the Order shall be deemed automatically revised to equal the lowest prices and most favorable terms at which Supplier shall have sold or shall have offered such Merchandise and payment shall be made accordingly. If Company becomes entitled to such lower prices, but has already made payment at a higher price, Supplier shall promptly refund the difference in price to Company. Supplier shall give Company written notice of any proposed Merchandise price increase at least sixty (60) days prior to the effective date of the increase.

9. **SUPPLIER EDI RESPONSIBILITIES.**
(a) Supplier shall electronically receive Orders and send Company invoices via EDI unless otherwise agreed to by Company in writing.
(b) Supplier shall ensure that access by its employees to the EDI interchange is restricted by password to those persons authorized to contractually bind Supplier.
(c) Supplier's use of the EDI interchange acknowledges Supplier's review and acceptance of the terms and requirements for using the EDI system to contract electronically.
(d) Supplier shall establish a unique user identification to identify itself, and the presence of the user identification in the EDI interchange will be sufficient to verify the source of the data and the authenticity of the document.
(e) EDI documents containing Supplier's user identification will constitute a signed writing, and neither party shall contest the validity or enforceability of the document on the basis of lack of a signature or sufficient identification of the parties.
(f) EDI documents or printouts thereof shall constitute originals.
(g) EDI documents will be retained by both Company and Supplier in a form that is accessible and reproducible.
(h) If Company agrees to waive the EDI requirements of this Section of this Agreement, Orders may be sent via overnight mail at Supplier's expense.

10. **PURCHASE COSTS AND CONDITIONS.** Supplier is responsible for verifying the accuracy of costs, discounts, allowances and all other terms of sale on all Orders. If incorrect information exists, Supplier shall notify Company of any inaccuracies not less than twenty-four (24) hours prior to shipment. If a change is necessary, no shipment is to commence without written confirmation of the change from an Authorized Buyer. If Merchandise ships prior to discovery of an error on the Order, the parties shall confer within forty-eight (48) hours of such discovery to determine the actions to be taken regarding the erroneous Order.

11. **SHIPPER LOAD AND COUNT RESPONSIBILITIES.** If Supplier is shipping to Company a full truckload collect, or full truckload under Company control, Supplier is responsible for monitoring its shipping process. Supplier is required to close the trailer, seal it with a Supplier-provided seal, and document the seal number on all copies of the Bill of Lading. All such shipments will be considered Shipper Load and Shipper Count, whether or not so notated. If Supplier fails to seal the trailer, or fails to reference and identify the seal on all copies of the Bill of Lading, and shortages occur, Supplier shall be liable for such shortages. The provisions of this Agreement supersede any contrary Bill of Lading term, clause, notation, other provision, or any other writing.

12. **DELIVERY TIME. THE TIME SPECIFIED IN AN ORDER FOR SHIPMENT AND/OR DELIVERY OF MERCHANDISE IS OF THE ESSENCE OF THIS AGREEMENT AND IF SUCH MERCHANDISE IS NOT SHIPPED AND/OR DELIVERED WITHIN THE TIME SPECIFIED, COMPANY RESERVES THE RIGHT, AT ITS OPTION AND WITHOUT LIMITATION, TO CANCEL THE ORDER AND/OR REJECT ANY MERCHANDISE DELIVERED AFTER THE TIME SPECIFIED**. In addition to the aforementioned remedy, Company may exercise any other remedies provided for in this Agreement or provided by applicable Law, including but not limited to those remedies provided by the Uniform Commercial Code. Company may assess and collect reasonable damages for any deliveries of Merchandise not received within the MABD. Notwithstanding Company's right to cancel shipment, or to reject or revoke acceptance of Merchandise, Supplier shall inform Company immediately of any actual or anticipated failure to ship all or any part of an Order or the exact Merchandise called for in an Order on the shipment date specified. Acceptance of any Merchandise shipped after or before the MABD shall not be construed as a waiver of any of Company's rights or remedies resulting from the untimely shipment.

13. **REPRESENTATIONS AND WARRANTIES**. By acceptance of an Order, Supplier represents, warrants and covenants that:

(a) Supplier is in compliance with and will continue to comply with Company's Standards;
(b) Supplier and the Merchandise are in compliance with and shall continue to comply with all Laws applicable to the manufacture, sourcing, distribution and sale of the Merchandise;
(c) The Merchandise will be new and not used, remanufactured, reconditioned or refurbished, and will comply with all specifications contained in such Order and will be of equal or better quality as all samples delivered to Company;
(d) The Merchandise is genuine and is not counterfeit, adulterated, misbranded, falsely labeled or advertised or falsely invoiced within the meaning of any Laws;
(e) The Merchandise has been labeled, advertised and invoiced in accordance with the requirements of all Laws, and the Merchandise, and its sale by Company anywhere within the Territory does not violate any Law;
(f) The Merchandise shall be delivered in good and undamaged condition and shall, when delivered, be merchantable and fit and safe for the purposes for which the Merchandise is intended to be used, including but not limited to consumer use;
(g) The Merchandise does not infringe upon or violate any patent, copyright, trademark, trade name, trade dress, trade secret, or any other rights belonging to others, and all royalties owed by Supplier, if any, have been paid to the appropriate licensor;
(h) All information regarding the Merchandise, provided by or on behalf of Supplier to Company, including all weights, measures, sizes, legends or descriptions printed, stamped, attached or otherwise indicated with regard to the Merchandise, is true and correct, and conforms and complies with all Laws relating to the Merchandise;
(i) Where required by Law, or by Company's policies, the Merchandise has been tested by third-party testing bodies approved by Company, found compliant with all applicable standards and Laws, and the results of such tests will be provided to Company at Company's request;
(j) All Merchandise shall have an accurate UPC barcode (also known as an EAN/UPC symbol) that includes a valid Global Trade Item Number® (GTIN®) and will comply with GS1 US standards (found at http://www.gs1us.org) or such other of Company's UPC requirements, as amended from time to time;
(k) There is no other impediment or restriction, legal or otherwise, that limits, prohibits or prevents Supplier from selling and delivering the Merchandise to Company or limits, prohibits or prevents Company from reselling the Merchandise to its customers within the Territory;
(l) The Merchandise is mined, produced, manufactured, assembled, packaged and transported in compliance with the Standards and all Laws; and
(m) The Merchandise is not transshipped for the purpose of mislabeling, evading quota or country of origin restrictions or avoiding compliance with the Standards and all Laws.
Where applicable, Supplier shall provide Company with a current, complete, and accurate Material Safety Data Sheet ("MSDS") for the Merchandise. Nothing contained in this Agreement or an Order shall be deemed a waiver of any representations, warranties, or guarantees implied by Law.

14. **INDEMNIFICATION**. Supplier shall protect, defend, hold harmless and indemnify Company, including its affiliates, officers, directors, employees and agents, from and against any and all lawsuits, claims, demands, actions, liabilities, injuries, losses, damages, expenses, and attorneys' fees and costs, regardless of whether such matters are groundless, fraudulent, or false, regardless of the cause or alleged cause thereof, and regardless of whether such matters arise out of or were caused by the alleged or actual joint or concurrent negligence of Company, its affiliates or their officers, directors, employees or agents arising in whole or in part out of any actual or alleged:
(a) Misappropriation or infringement of any patent, trademark, trade dress, trade secret, copyright or other right relating to any Merchandise;
(b) Death of or injury to any person, damage to any property, or any other damage or loss, by whomsoever suffered, arising in whole or in part, out of any actual or alleged defect in the Merchandise (whether latent or patent), including but not limited to: (i) any actual or alleged failure to provide adequate warnings, labeling or instructions; (ii) any actual or alleged improper design, manufacture, construction, assembly, or installation of the Merchandise; or (iii) any actual or alleged failure of the Merchandise to comply with specifications or with any express or implied warranties of Supplier;
(c) Violation of any Law relating to the Merchandise, or to any of its components or ingredients, or to its manufacture, shipment, labeling, use or sale, or to any failure to provide a Material Safety Data Sheet or certification;
(d) Act, activity or omission of Supplier or any of its employees, representatives or agents, including but not limited to activities on Company's premises;
(e) Use of any vehicle, equipment, fixture or material of Supplier in connection with any sale to or service for the Company; and
(f) Any display, exhibit, pallet or other tangible items related to Merchandise or services under this Agreement.

Supplier shall promptly notify Company of the assertion, filing or service of any lawsuit, claim, demand, action, liability or other matter that is or may be covered by this indemnity, and shall immediately take such action as may be necessary or appropriate to protect the interests of Company, its affiliates, officers, directors, employees and agents. Upon Company's request, Supplier will promptly provide reasonable cooperation and assistance to Company with respect to any claim, lawsuit, demand, or investigation involving Company that relates to the Merchandise or any obligations under this Agreement. Supplier shall promptly notify Company of the legal counsel Supplier proposes to engage to defend and otherwise protect Company's interest in such matter. Supplier agrees that any counsel proposed, selected or provided by Supplier or its insurer to represent or defend Company or any of its affiliates, officers, directors, employees or agents shall represent, defend and protect Company's interests strictly in accordance with the requirements set forth in Company's Indemnity Counsel Guidelines. If Company determines that such legal counsel has not represented, defended or protected Company's interests in accordance with the Indemnity Counsel Guidelines, or reasonably believes Supplier's legal counsel is unwilling or unable to do so, Company may replace such counsel with other counsel of Company's own choosing. In such event, any fees and expenses of Company's new counsel, together with all expenses or costs incurred because of the change of counsel, shall be paid or reimbursed by Supplier as part of its indemnity obligation hereunder. Company shall at all times have the right to direct the defense of, and to accept or reject any offer to compromise or settle, any lawsuit, claim, demand or liability asserted against Company or any of its officers, directors, employees or agents, and Supplier will not settle or resolve any portion of any such claim or lawsuit without Company's written approval, which Company will not unreasonably withhold. The duties and obligations of Supplier created hereby shall not be affected or limited in any way by Supplier's fulfillment of its insurance requirements under this Agreement, or Company's extension of express or implied warranties to its customers.

15. **RECALLS; REPORTING OF DEFECTS; TESTING**. If Merchandise is the subject of a Recall, Supplier shall be responsible for all matters and costs associated with the Recall, including but not limited to:
(a) Consumer notification and contact;
(b) All expenses and losses incurred by Company in connection with such Recall (and where applicable, any products with which the Recalled Merchandise has been packaged, consolidated or commingled), including but not limited to refunds to customers, lost profits, transportation costs, the cost to Company of its associates' time, systems expenses in processing any Recall, and all other costs associated therewith; and
(c) Initial and subsequent contact and reporting of the Recall to any government agency having jurisdiction over the affected Recalled Merchandise. Supplier shall promptly, and in no event later than twenty-four (24) hours after its decision to initiate a Recall or its receipt of a Recall notice from a government entity, inform Company of the Recall. Supplier shall promptly inform Company of its becoming aware of any defect in the Merchandise that could reasonably be expected to cause damage, illness, injury or death to humans, animals, or property, or the noncompliance of the Merchandise with any applicable safety or regulatory standard or Law, whether imposed by a government entity or by Company.
If a government agency initiates any inquiry or investigation relating to the Merchandise or similar or related goods of Supplier, Supplier shall notify Company immediately thereof and take reasonable steps to resolve the matter without exposing Company to any liability or risk. After acceptance of delivery, Company may periodically conduct testing of Merchandise for compliance with Laws, and other standards and specifications, the costs of which shall be paid or reimbursed to Company by Supplier.

16. **LIMITATION OF DAMAGES.** IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING BUT NOT LIMITED TO LOST PROFITS, BUSINESS REVENUES, BUSINESS INTERRUPTION AND THE LIKE), ARISING FROM OR RELATING TO THE RELATIONSHIP BETWEEN SUPPLIER AND COMPANY, INCLUDING ALL PRIOR DEALINGS AND AGREEMENTS, OR THE CONDUCT OF BUSINESS UNDER OR BREACH OF THIS AGREEMENT OR ANY ORDER, CANCELLATION OF ANY ORDER OR ORDERS OR THE TERMINATION OF BUSINESS RELATIONS, REGARDLESS OF WHETHER THE CLAIM UNDER WHICH SUCH DAMAGES ARE SOUGHT IS BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY, STATUTE, REGULATION OR ANY OTHER LEGAL THEORY OR LAW, EVEN IF COMPANY OR SUPPLIER HAS BEEN ADVISED BY THE OTHER PARTY OF THE POSSIBILITY OF SUCH DAMAGES. PROVIDED, HOWEVER, THE FOREGOING SHALL NOT LIMIT THE SPECIFIC RIGHTS AND REMEDIES EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING SECTIONS 14 AND 15, OR LIMIT LIABILITY FOR NEGLIGENT OR WILLFUL BREACH OF SECTIONS 26 AND 30.

17. **REMEDIES**. Supplier's breach of or failure to comply with any of the Terms and Conditions of this Agreement or any Order shall be grounds for Company to exercise any one or more of the following remedies:
(a) Cancellation of all or any part of any undelivered Order without notice, including but not limited to the balance of any remaining installments on a multiple-shipment Order;
(b) Rejection (or revocation of acceptance) of all or any part of any delivered shipment. Upon rejection or revocation of acceptance of any part of or all of a shipment, Company may return the Merchandise or hold it at Supplier's risk and expense. Payment of any invoice shall not limit Company's right to reject or revoke acceptance. Company's right to reject and return or hold Merchandise at Supplier's expense and risk shall also extend to Merchandise which is returned by Company's customers. Company may, at its option, require Supplier to grant a full refund or credit to Company of the price actually paid by any customer of Company for any such item in lieu of replacement with respect to any item. Company shall be under no duty to inspect the Merchandise, and notice to Supplier of rejection shall be deemed given within a reasonable time if given within a reasonable time after notice of defects or deficiencies has been given to Company by its customers. In respect of any Merchandise rejected (or acceptance revoked) by Company, there shall be charged to Supplier all expenses incurred by Company in: (i) unpacking, examining, repacking and storing such Merchandise (it being agreed that in the absence of proof of a higher expense that the Company shall claim an allowance for each rejection at the rate of ten percent (10%) of the price for each rejection made by Company); (ii) additional fees may be imposed if disposal is required; and (iii) landing and reshipping such Merchandise. Unless Company otherwise agrees in writing, Supplier shall not have the right to make a conforming delivery within the contract time;
(c) Termination or suspension of all current and future business relationships;
(d) Recovery from Supplier of any damages or expenses sustained by Company as a result of Supplier's breach; and
(e) Buyer's remedies under the Uniform Commercial Code and such other remedies as are provided under applicable Law.
These remedies are not exclusive and are in addition to all other remedies available to Company at Law or in equity.

18. **INSURANCE REQUIREMENTS**. During the term of this Agreement and for at least two (2) years thereafter, Supplier at its own cost and expense will procure and maintain insurance coverage from qualified underwriters meeting or exceeding the requirements posted at *http://corporate.walmart.com/suppliers*, which are incorporated into this Agreement.
(a) Company may change the requirements for insurance posted at *http://corporate.walmart.com/suppliers* at any time. Changes to the insurance requirements posted after the Effective Date of this Agreement, however, will not be applicable to Supplier until twelve (12) months after Company's posting of such changes.
(b) Upon Supplier's execution of this Agreement, Supplier must provide Company with a current Certificate of Insurance verifying Supplier's compliance with the insurance requirements. The Certificate of Insurance must be dated not more than thirty (30) days before the Effective Date of this Agreement and not less than thirty (30) days before the expiration of the policy period of any policy identified in the Certificate of Insurance. Thereafter, Supplier must provide current Certificates of Insurance (i) at any time upon request of Company; (ii) not less than thirty (30) days prior to expiration of any policy required by this Agreement; and (iii) annually upon the Effective Date of this Agreement. The Certificate of Insurance must include the Supplier's Supplier Number, if one has been assigned to Supplier. Supplier’s failure to provide Certificate(s) of Insurance to Company does not limit or diminish, in whole or in part, Supplier’s obligations in this Section 18.
(c) Supplier will provide written notice to Company at least thirty (30) days prior to any cancellation, expiration, substitution or material change of or to any policy of insurance required by this Agreement.
(d) Supplier's failure to procure and maintain the insurance required by this Agreement constitutes a material breach and default under this Agreement by Supplier. In addition to and without limiting any other remedy available to Company, upon a breach by Supplier of its obligations under this Section, Company may withhold payment of any invoice and/or any Order until Supplier has provided written documentation of Supplier's compliance with this Section.
(e) Upon Supplier’s execution of this Agreement, Supplier must provide Company with a Supplier Contact for product liability claims, including name, address, telephone, email and the name, telephone, and email contact information of Supplier’s insuring company.
The requirements of this Section 18 are not intended to and will not in any manner limit or qualify the liabilities or obligations assumed by Supplier under this Agreement including, without limitation, Suppliers indemnity obligations under Section 14 of this Agreement.

19. **FORCE MAJEURE**. If any place of business or other premises of Company or Supplier shall be affected by lockouts, strikes, riots, war, acts of terrorism, fire, civil insurrection, flood, earthquake, acts of God, or any other casualty beyond that party's control (but not including market fluctuations other than those caused by reason of the foregoing), which might reasonably tend to impede or delay the delivery, receipt, handling, inspection, processing,

sale or marketing of the Merchandise covered by this Agreement, the party so impacted may, at its option, cancel all or any part of the undelivered Order hereunder by giving prompt written notice to the other party.

20. **ASSIGNMENT; VENDOR NUMBER**. Except as specifically set forth in Section 6, Supplier may not assign, delegate, or otherwise transfer to any entity any of its rights or obligations under this Agreement or under any Order (including any rights to any Company vendor number) without Company's written consent. For purposes of and without limiting the foregoing, a Change of Control of Supplier will be deemed to constitute an assignment (or purported assignment) of this Agreement by Supplier. A "Change of Control" of Supplier means an event by which any person or entity, other than person(s) or entity(ies) having Control of Supplier as of the Effective Date, acquires Control of Supplier. "Control" means having direct or indirect power to direct, or cause the direction of, the management and policies of an entity, whether through the ownership of voting securities (even if less than majority ownership), contract, or otherwise. Any purported assignment in violation of this provision will be void. The vendor/supplier number assigned to Supplier in connection with this Agreement is unique and personal to Supplier and is non-transferable. Any person other than Supplier that purports to transact business with Company under Supplier's vendor number will be jointly and severally liable with Supplier for all Supplier obligations to Company arising under this Agreement and any Order.

21. **PUBLICITY; USE OF NAME AND INTELLECTUAL PROPERTY**. Supplier shall not refer to Company in any advertising or published communication without the prior written approval of Company. Supplier shall not (i) produce, distribute, sell or dispose of Merchandise, or (ii) apply for, assign, license, or abandon intellectual property, that incorporates intellectual property that is owned by or licensed to Company, including Company's name, logo, trademarks, trade secrets, service marks, patents, copyrights or trade dress, without the prior written approval of Company. Company may use Supplier's name, logo, trademarks, service marks, marketing materials or content, copyrights and trade dress in connection with Company's marketing of the Merchandise.

22. **COMPLIANCE WITH STANDARDS FOR SUPPLIER**. Supplier warrants that it has read and understands and will comply with the requirements set forth in the Standards located at *http://corporate.walmart.com/sourcing-standards-resources*, and as may be amended from time to time by Company.

23. **SEVERABILITY; WAIVER**. No finding that a part of this Agreement is invalid or unenforceable shall affect the validity of any other part hereof. A party's failure to enforce at any time any provision of this Agreement will not be construed as a waiver of such provision or of any rights thereafter to enforce such provision. Any waiver of any of the Terms and Conditions of this Agreement or any Order must be in writing signed by an authorized representative of Company or Supplier.

24. **FORUM SELECTION; CHOICE OF LAW; STATUTE OF LIMITATIONS**. This Agreement, any and all Orders, and any and all disputes arising hereunder or relating hereto, whether sounding in contract or tort, shall be governed by and construed in accordance with the laws of the State of Arkansas without regard to the internal law of Arkansas regarding conflicts of law, and the federal and/or state courts of Benton and Washington County, Arkansas, shall have exclusive venue and jurisdiction over any actions or suits relating thereto, except where Company expressly agrees otherwise in writing. The parties shall not raise, and hereby waive, any defenses based upon venue, inconvenience of forum or lack of personal jurisdiction in any action or suit brought in accordance with the foregoing. Any legal action brought by Supplier against Company must be filed within two (2) years after the date payment on the Order was due or it shall be deemed forever waived. The parties acknowledge that they have read and understand this clause and agree willingly to its terms.

25. **ACCOUNT RECONCILIATIONS**. Supplier shall pay amounts due to Company within thirty (30) days of the accrual date of the obligation. To address uncertainties regarding unclaimed property and to provide for timely account reconciliations, Company may: (i) retain, without payment to Supplier, any Merchandise received by Company for which Supplier does not invoice Company within one-hundred-eighty (180) days of Merchandise receipt; (ii) resolve any immaterial discrepancy in Company's accounts payable balance for Supplier in favor of and credited to Company, unless Supplier establishes within one-hundred-eighty (180) days after receiving a notification of claim from Company that such discrepancy should be resolved in favor of Supplier; and (iii) reasonably request a binding statement of account from Supplier, and Supplier shall provide same within thirty (30) days of such request, reflecting the aggregate cumulative balance owed by Company to Supplier through the date of such statement of account and such additional detail concerning same as Company may request.

26. **CONFIDENTIALITY**. Except as required by Law, Supplier will treat as confidential: (i) this Agreement; (ii) any Orders; (iii) Company's costs, pricing, marketing, sales, customer and strategic information; (iv) the nature or results of any testing, inspection, or audit; (v) any information obtained while in attendance at Company sponsored events or meetings; and (vi) any other information Company designates as confidential. Upon Company's request, Supplier will promptly return or destroy Company's confidential information.

27. **SUPPLIER REPRESENTATIVES**. Supplier will not allow any employee or agent to make deliveries or perform services on Company's premises unless and until Supplier conducts a reasonable investigation and determines that such person does not pose a reasonably ascertainable risk to the safety or property of Company, its employees, customers, or invitees. Supplier will maintain employment authorization records (including Form I-9 records) for any of its employees who perform services or make deliveries on Company's premises, and will make such records available for inspection and audit by Company for purposes of confirming compliance as Company may from time to time request.

28. **NOTICES**. Unless otherwise specifically provided for herein, any notice or demand which under the terms of this Agreement or under any Law must or may be given or made shall be in writing and shall be given or made by overnight express service addressed as follows: if to Company: Wal-Mart Stores, Inc., Attn: General Merchandise Manager (identify department or category), 702 SW 8th Street, Bentonville, AR 72716 (or, if to Sam's Club, Attn: General Merchandise Manager (identify department or category), 2101 SE Simple Savings Drive, Bentonville, AR 72716). If to Supplier: to Supplier's address set forth in the General Supplier Information form that is part of the supplier registration process. Such notice or demand shall be deemed given on the second business day after deposit of such notice or demand with the overnight express service.

29. **TERM; TERMINATION**. This Agreement will commence on the Effective Date and continue in effect until terminated. If Company has not approved you as a supplier (whether or not Company has expressly rejected your application to become a supplier) then this Agreement will not become effective as to Company until Company does notify you in writing that you have been approved as a supplier of Company. If Company has notified you in writing that you have been approved as a supplier for Company, then this Agreement will become effective as to both Company and Supplier on the date you click or clicked “I ACCEPT” and remains effective until terminated in accordance with this Section. If Company rejects your application to be a supplier or does not approve you as a supplier of Company in writing after you have clicked “I ACCEPT”, then this Agreement will be considered null and void ab initio and will be of no force and effect. If Company has accepted Supplier as a supplier but Company has not yet issued an Order to Supplier, Company may terminate this Agreement immediately for any or no reason and without penalty by providing written notice to Supplier.

Upon at least thirty (30) days notice, either party may terminate this Agreement for any or no reason and without penalty. This Agreement will continue to apply to any Order dated before the termination of this Agreement, even if the Merchandise is delivered or accepted after termination of this Agreement. The acceptance by Supplier of any Order shall constitute acknowledgment of, and agreement with, the terms and conditions of this Agreement, the Order, and Standards, business programs, processes, directives or policies incorporated into this Agreement, and a reaffirmation of the representations, warranties and covenants made in this Agreement.

30. **INFORMATION SECURITY**. Supplier represents that it currently follows industry best practices to prevent any compromise of its information systems, computer networks, or data files ("Systems") by unauthorized users, viruses, or malicious computer programs which could in turn be propagated via computer networks, email, magnetic media or other means to Company. Supplier shall immediately notify Company if the security of Supplier's Systems is breached or compromised in any way. Supplier shall apply appropriate internal information security practices, including, but not limited to, using appropriate firewall and antivirus software; maintaining countermeasures, operating systems, and other applications with up to date virus definitions and security patches; installing and operating security mechanisms in the manner in which they were intended and sufficient to ensure the Company will not be impacted nor its operations disrupted; and permitting only authorized users access to computer systems, applications, and Retail Link. Supplier shall: (i) use up-to-date antivirus tools to remove known viruses and malware from any email message or data transmitted to Company; (ii) prevent the transmission of attacks on Company via the network connections between Company and the Supplier; and (iii) prevent unauthorized access to Company systems via the Supplier's networks and access codes. In accordance with all applicable US and international privacy Laws, Supplier shall safeguard confidential protected individually identifiable personal information (health, financial, identity) which is received, transmitted, managed, processed, etc. and require its subcontractors or agents to meet the above security precautions. If Supplier receives personally identifiable financial information of Company’s customers, it will maintain a current SSAE-16 SOC II audit.

31. **NO THIRD PARTY BENEFICIARIES**. Except as expressly provided in this Agreement, Company and Supplier intend the Terms and Conditions of this Agreement and any Order to solely benefit Company and Supplier. Company and Supplier do not otherwise intend to, and do not, confer third-party beneficiary rights on any other person or entity.

32. **SURVIVAL OF PROVISIONS**. Sections 5, 6, 13, 14, 15, 16, 17, 21, 24 and 26, and any other provisions of this Agreement that by their nature are reasonably intended to survive termination, will survive the termination of this Agreement.

33. **LEGAL COMPLIANCE; ETHICAL, SOCIAL AND ENVIRONMENTAL STANDARDS**.
(a) Supplier will comply with the Standards and Laws of the jurisdictions in which the Supplier and all factories that produce Merchandise operate. Supplier shall ensure through self-audits, third party audits or approved certification programs that all factories producing Merchandise, including subcontractors' factories, are in compliance with the Standards and all Laws, including those pertaining to labor, worker safety, and the environment.
(b) Supplier agrees to disclose all factories producing Merchandise, including subcontractors' factories, as required under Company's factory disclosure policies, as may be amended from time to time. A description of Company's disclosure policy is available at *http://corporate.walmart.com/sourcing-standards-resources*. All factories, including subcontractors' factories may be subject to announced and unannounced audits and/or verification audits by Company, its third party service providers and, if applicable, governmental agencies. Supplier shall cooperate and ensure that all factories cooperate with such audits. Supplier shall, and shall cause its contract factories to, provide all reasonable assistance for the safety and convenience of such auditors and inspectors in the performance of such audits, including providing adequate working area at the production facilities. Supplier will bear or reimburse Company for the costs of such audits.
(c) Company reserves the right to cancel any outstanding Order, refuse any shipments and otherwise cease to do business with Supplier if Supplier fails to comply with any terms of the Standards or if Company reasonably believes Supplier has failed to do so.

34. **NO BUSINESS EXPECTATION**. Company has no obligation and makes no promises to purchase any minimum amount of Merchandise from Supplier. No person has authority, on Company's behalf, to make any representations or promises to Supplier of any expected or possible level of business with Supplier or about Company's intentions or expectations regarding any present or future business with Supplier. Company will never assume that Supplier will be willing to continue to deliver Merchandise under this Agreement or to accept any specific volume of Orders. Conversely, Supplier should never assume that Company will issue Orders for specific volumes, if any, of Merchandise, even if Supplier's impression is based on discussions Supplier may have had with Company representatives. No Company representative has authority to order Merchandise except an Authorized Buyer through an Order issued pursuant to and subject to the terms of this Agreement.

35. **BUSINESS PROGRAMS AND PROCESSES**. From time to time, Company may alter, amend, or create business programs, processes, directives and policies. When it does, Company may provide notice to Supplier of such changes via its Retail Link system, its corporate website (*http://corporate.walmart.com/suppliers*), and/or by such other means of direct notification to Supplier as Company may determine. After receiving such notice(s), Supplier's acceptance of Orders will serve as confirmation of its acceptance of Company's new business programs, processes, directives and policies.

36. **ENTIRE AGREEMENT**. This Agreement, the Standards (as may be amended from time to time) and any Order constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement. All prior agreements, negotiations, dealings and understandings, whether written (including any electronic record) or oral, regarding the subject matter hereof, are superseded by this Agreement. Any changes in this Agreement shall be in writing and executed by both parties. Furthermore, if there is a conflict of terms between this Agreement, an Order, the Standards, business programs, processes, directives or policies incorporated into this Agreement, this Agreement shall be the controlling document.

Appendix

This Appendix constitutes and is part and incorporated into the Supplier Agreement. The terms of the Supplier Agreement are binding and enforceable as to this Appendix.

1. STANDARD PURCHASE ORDER ALLOWANCE

These allowances apply to each Order issued, unless otherwise agreed to by the parties.

Purchase Order Allowance	%	Payment Method	Payment Frequency
SW - Swell Allowance (SW or DM)	0.25	Off Invoice	Each Invoice

2. PAYMENT TERMS

1.0% Cash Discount
15 Cash Discount Days Available
35 Net Payment Days Available

3. SHIPPING TERMS

Prepaid - F.O.B. Company

No minimum purchase is required for prepaid freight terms. No freight charges are to be added to invoices. Refer to the current Routing Instructions for detailed instructions.

4. DISTRIBUTION METHOD

DC (Warehouse) ASN - No DSDC - No

5. PRODUCT CHEMICAL INFORMATION

Does Supplier currently sell, or anticipate selling, to Company under this Agreement any item of Merchandise that contains a powder, gel, paste, or liquid that is not intended for human consumption or any of the following products that are intended for human inhalation, consumption, or absorption: Lozenges, pills or capsules (e.g. pain relievers, vitamins); Medicated swabs, wipes and bandages; Patches (heated and/or medicated); Energy bars, diet supplements and vitamin drinks; Liquids (e.g. cough medicine, eye drops, ear drops, nasal spray and inhalers); Medicated shampoos, gums, ointments and creams; Lip balm, lip creams and petroleum jelly; Contraceptive foam, films, and spermicides; and Product/Equipment sold with chemicals (e.g. vaporizer sold with medication), and electronic cigarettes?

YES ✔NO

6. GROCERY RETURN POLICY

Company may return to Supplier, at Supplier's expense, Merchandise that is: (i) defective or nonconforming; (ii) returned to Company by its customer (store or online); (iii) subject to Conditions of a Guaranteed Sale or Overstock/Stock Balancing; (iv) unsalable because, without limitation, it is short-dated, out-of-date, broken, crushed, dented, overfilled, underfilled, unlabeled, mislabeled, contaminated, infested, soiled, leaking; or (v) subject to a recall or product withdrawal from sale (in any case, "Unsalable Merchandise"). Unsalable Merchandise will remain returnable for sixty (60) days after Company and Supplier mutually agree to shut-off returns. Company will manage Unsalable Merchandise as follows:

Swell Allowance

Supplier will allow the Member Satisfaction Merchandise Allowance stated in this Agreement. The percentage must be adequate to cover all costs associated with Returned Merchandise, including but not limited to defective/returned merchandise and handling costs, or additional claims will be filed by the Company at its fiscal year end. Returned Merchandise will be handled by:
A. Through salvage, liquidation, donation or recycling with no obligation to account for the proceeds; or

NOTWITHSTANDING THE FOREGOING (AND UNDER ANY OPTION), SUPPLIER AUTHORIZES COMPANY TO PROCESS AND MANAGE RETURNED MERCHANDISE AS COMPANY CHOOSES IN ITS DISCRETION (BUT WITHOUT AFFECTING RESPONSIBILITY FOR RETURN COSTS), IF COMPANY DETERMINES, FOR WHATEVER REASON (INCLUDING THE CONDITION OF THE MERCHANDISE AND ITS PACKAGING), THAT THE OPTION SELECTED BY SUPPLIER IS UNSUITABLE. IN ADDITION, COMPANY IS NOT REQUIRED TO RETURN EMPTY OR DAMAGED PACKAGING TO SUPPLIER (OR RETURN CENTER) TO SUPPORT A CLAIM FOR RETURNED MERCHANDISE.

ADDITION, COMPANY IS NOT REQUIRED TO RETURN EMPTY OR DAMAGED PACKAGING TO SUPPLIER (OR RETURN FACILITY) TO SUPPORT A CLAIM FOR RETURNED MERCHANDISE.

7. SHIPPING INSTRUCTIONS

Supplier will ship all Merchandise in accordance with the then current Shipping and Routing Instructions, Wal-Mart Stores, Inc. (the "Routing Instructions"). Supplier acknowledges it has received a copy of the Routing Instructions. The current Routing Instructions, as may be reasonably amended by Company from time to time, shall be available on Retail Link. Each purchase order will show a routing, which is determined by Company's Traffic Department. Supplier is liable for the excess transportation cost if the designated routing is not followed. If Supplier has a question concerning the routing selected, Supplier must call Company's Traffic Department before releasing the shipment at the following number: (479) 277-9096.

8. CONDITION OF SALE

Condition of Sale	Definition
N/A	N/A